Exhibit 99.1

TransDigm Group Reports Fiscal 2015 Second Quarter Results and Announces Potential Financing Transactions

Cleveland, Ohio, May 5, 2015/PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the second quarter ended March 28, 2015 and announces potential financing transactions.

Highlights for the second quarter include:

•	Net sales of $619.0 million, up 4.8% from $590.8 million;

•	EBITDA As Defined of $288.1 million, up 9.5% from $263.0 million;

•	Net income of $110.9 million, up 22.7% from $90.4 million;

•	Earnings per share of $1.96, up 31.5% from $1.49;

•	Adjusted earnings per share of $2.11, up 12.8% from $1.87; and

•	Upward revision to fiscal 2015 financial guidance.

Net sales for the quarter rose 4.8% to $619.0 million from $590.8 million in the comparable quarter a year ago. Organic net sales grew in the low-single digits with the balance of the increase from Elektro-Metall (EME).

Net income for the quarter rose 22.7% to $110.9 million, or $1.96 per share, compared to $90.4 million, or $1.49 per share, in the comparable quarter a year ago. The increase in net income was primarily due to growth in net sales described above; strength of our proprietary products and continued productivity efforts; decrease in acquisition-related costs and amortization expense; and lower effective tax rate. The increase in net income was partially offset by higher interest expense as a result of an increase of $1.7 billion in outstanding borrowings primarily to fund the $25.00 per share dividend paid in June 2014. The current quarter included acquisition-related costs of $3.3 million, net of tax, or $0.06 per share. The comparable quarter a year ago reflected acquisition-related costs of $10.9 million, net of tax, or $0.19 per share.

Earnings per share were reduced in the prior period by $0.10 per share representing dividend equivalent payments during the quarter.

Adjusted net income for the quarter rose 12.2% to $119.7 million, or $2.11 per share, from $106.6 million, or $1.87 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 12.8% to $275.6 million from $244.4 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 9.5% to $288.1 million compared with $263.0 million in the quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 46.5%.

On March 26, 2015, TransDigm acquired the Telair Cargo Group of businesses for approximately $725 million in cash, subject to adjustment. Telair is a global leader in aerospace on-board cargo loading and handling, restraint systems and unit load devices for a variety of commercial and military platforms.

Subsequent to the fiscal second quarter end, on March 31, 2015, TransDigm acquired the aerospace business of Franke Aquarotter GmbH for approximately $75 million. Franke manufactures proprietary faucets and related products for use on commercial transports and regional jets.

As previously reported on April 30, 2015, TransDigm entered into a definitive agreement to acquire the assets of the aerospace business of Pexco LLC (“Pexco Aerospace”), a portfolio company of Odyssey Investment Partners, LLC, for approximately $496 million in cash. The price includes approximately $160 million of tax benefits to be realized over a 15 year period beginning in 2015. Pexco Aerospace is a global leader in the manufacturing of extruded plastic interior parts for use in the commercial aerospace industry.

W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer, stated, “This has been a busy 60 days for our team. We closed two acquisitions for about $800 million in purchase price in the calendar month of March and announced the execution of a contract for a third deal last week for approximately another $500 million of purchase price. All three of these businesses are primarily commercial transport focused with significant proprietary and aftermarket content. All three acquisitions fit well with our consistent strategy and should yield private equity-like returns for our shareholders.”

He continued, “This was a good quarter for the commercial transport aftermarket, with revenues up about 9.5% versus the prior year second quarter. However, softness in the business jet and helicopter aftermarket pulled the overall quarterly commercial aftermarket increase down to about 7%. We stayed focused on the details of our value drivers and continued to expand our EBITDA margins. All in all, a good quarter for intrinsic shareholder value creation.”

Year-to-Date Results

Net sales for the twenty-six week period ended March 28, 2015 rose 7.7% to $1,205.9 million from $1,120.1 million in the comparable period last year. Organic net sales grew low-single digits. The favorable contribution from the acquisitions of Airborne and Elektro-Metall (EME) accounted for the balance of the increase in net sales.

Net income for the twenty-six week period ended March 28, 2015 increased 17.0% to $206.4 million, or $3.59 per share, compared with $176.5 million, or $2.93 per share, in the comparable period last year. The increase in net income primarily reflects the increase in net sales described above; strength of our proprietary products and continued productivity efforts; decrease in acquisition-related costs and amortization expense; and lower effective tax rate. The increase in net income was partially offset by higher interest expense as a result of an increase of $1.7 billion in outstanding borrowings primarily to fund the $25.00 per share dividend paid in June 2014.

Earnings per share were reduced in both fiscal 2015 and 2014 by $0.06 per share and $0.17 per share respectively, representing dividend equivalent payments made during each fiscal year.

Adjusted net income for the twenty-six week period ended March 28, 2015 rose 9.9% to $221.4 million, or $3.91 per share, from $201.5 million, or $3.53 per share, in the comparable period a year ago.

EBITDA for the twenty-six week period ended March 28, 2015 increased 12.4% to $538.1 million from $478.8 million for the comparable period a year ago. EBITDA As Defined for the period increased 10.1% to $557.8 million compared with $506.5 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 46.3%.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2015 Outlook

Mr. Howley continued, “We are increasing the full year fiscal 2015 guidance primarily to reflect the recent acquisitions of Telair and Franke, improved tax rate and our current expectations for the second half of our fiscal year. This guidance excludes any impact from the pending acquisition of Pexco Aerospace.”

Assuming no additional acquisitions, the revised guidance is as follows:

•	Net sales are anticipated to be in the range of $2,660 million to $2,690 million compared with $2,373 million in fiscal 2014;

•	EBITDA As Defined is anticipated to be in the range of $1,195 million to $1,215 million compared with $1,073 million in fiscal 2014;

•	Net income is anticipated to be in the range of $432 million to $446 million compared with $307 million in fiscal 2014;

•	Earnings per share are expected to be in the range of $7.56 to $7.82 per share based upon weighted average shares outstanding of 56.6 million compared with $3.16 per share in fiscal 2014; and

•	Adjusted earnings per share are expected to be in the range of $8.49 to $8.75 per share compared with $7.76 per share in fiscal 2014.

Earnings Conference Call

TransDigm Group will host a conference call for investors and security analysts on May 5, 2015, beginning at 11:00 a.m., Eastern Time. To join the call, dial (866) 700-6067 and enter the pass code 23018984. International callers should dial (617) 213-8834 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”

The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 50858641. International callers should dial (617) 801-6888 and use the same pass code.

Potential Financing

TransDigm Group today announced its intention to increase its existing senior secured credit facility by approximately $450 million and increase availability under its revolving credit facility to approximately $500 million. In addition to the $450 million of new term loans, TransDigm Inc. may also seek to raise approximately $450 million of new subordinated debt.

TransDigm intends to use the proceeds to finance the pending acquisition of Pexco Aerospace and replenish cash on the balance sheet.

In connection with the senior credit facility refinancing, TransDigm will make a presentation to its lenders on Tuesday, May 5, 2015 beginning at 1:30 p.m., Eastern Time. Additional information will be available via Credit Suisse Securities (USA) LLC.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo loading, handling and delivery systems.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2015 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future terrorist attacks; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED	Table 1

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED

MARCH 28, 2015 AND MARCH 29, 2014

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
NET SALES	$619,030	$590,761	$1,205,928	$1,120,083
COST OF SALES	277,413	283,179	543,138	528,365

GROSS PROFIT	341,617	307,582	662,790	591,718
SELLING AND ADMINISTRATIVE EXPENSES	74,026	71,488	141,505	128,615
AMORTIZATION OF INTANGIBLE ASSETS	11,030	17,600	24,056	33,983

INCOME FROM OPERATIONS	256,561	218,494	497,229	429,120
INTEREST EXPENSE - NET	99,892	82,289	198,827	163,142

INCOME BEFORE INCOME TAXES	156,669	136,205	298,402	265,978
INCOME TAX PROVISION	45,775	45,850	91,975	89,500

NET INCOME	$110,894	$90,355	$206,427	$176,478

NET INCOME APPLICABLE TO COMMON STOCK	$110,894	$84,869	$203,062	$166,853

Net earnings per share:
Basic and diluted	$1.96	$1.49	$3.59	$2.93
Cash dividends paid per common share	$—	$—	$—	$—
Weighted-average shares outstanding:
Basic and diluted	56,604	57,068	56,603	57,030

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION—RECONCILIATION OF EBITDA,

EBITDA AS DEFINED TO NET INCOME

FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED	Table 2

MARCH 28, 2015 AND MARCH 29, 2014

(Amounts in thousands)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Net income	$110,894	$90,355	$206,427	$176,478
Adjustments:
Depreciation and amortization expense	19,061	25,881	40,846	49,720
Interest expense - net	99,892	82,289	198,827	163,142
Income tax provision	45,775	45,850	91,975	89,500

EBITDA	275,622	244,375	538,075	478,840
Adjustments:
Acquisition-related expenses and adjustments (1)	5,311	10,435	7,006	16,156
Non-cash stock compensation expense(2)	7,830	8,158	13,594	12,333
Other - net	(694)	—	(878)	(804)

Gross Adjustments to EBITDA	12,447	18,593	19,722	27,685

EBITDA As Defined	$288,069	$262,968	$557,797	$506,525

EBITDA As Defined, Margin (3)	46.5%	44.5%	46.3%	45.2%

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold: costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED	Table 3

SUPPLEMENTAL INFORMATION - RECONCILIATION OF

REPORTED EARNINGS PER SHARE TO

ADJUSTED EARNINGS PER SHARE

FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED

MARCH 28, 2015 AND MARCH 29, 2014

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Reported Earnings Per Share
Net income	$110,894	$90,355	$206,427	$176,478
Less: dividends on participating securities	—	(5,486)	(3,365)	(9,625)

Net income applicable to common stock - basic and diluted	$110,894	$84,869	$203,062	$166,853

Weighted-average shares outstanding under the two-class method:
Weighted-average common shares outstanding	52,915	52,803	52,721	52,745
Vested options deemed participating securities	3,689	4,265	3,882	4,285

Total shares for basic and diluted earnings per share	56,604	57,068	56,603	57,030

Basic and diluted earnings per share	$1.96	$1.49	$3.59	$2.93

Adjusted Earnings Per Share
Net income	$110,894	$90,355	$206,427	$176,478
Gross adjustments to EBITDA	12,447	18,593	19,722	27,685
Purchase accounting backlog amortization	—	5,949	1,966	9,965
Tax adjustment	(3,673)	(8,260)	(6,685)	(12,669)

Adjusted net income	$119,668	$106,637	$221,430	$201,459

Adjusted diluted earnings per share under the two-class method	$2.11	$1.87	$3.91	$3.53

Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share	$1.96	$1.49	$3.59	$2.93
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payment	—	0.10	0.06	0.17
Non-cash stock compensation expense	0.09	0.09	0.16	0.14
Acquisition-related expenses	0.06	0.19	0.10	0.29

Adjusted earnings per share	$2.11	$1.87	$3.91	$3.53

TRANSDIGM GROUP INCORPORATED	Table 4

SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH

PROVIDED BY OPERATING ACTIVITIES TO EBITDA, EBITDA AS DEFINED

FOR THE TWENTY-SIX WEEK PERIODS ENDED

MARCH 28, 2015 AND MARCH 29, 2014

(Amounts in thousands)

(Unaudited)

	Twenty-Six Week Periods Ended
	March 28, 2015	March 29, 2014
Net cash provided by operating activities	$182,916	$220,488
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	53,397	6,841
Net gain on sale of real estate	—	804
Interest expense - net (1)	190,880	156,712
Income tax provision - current	86,447	95,630
Non-cash equity compensation(2)	(13,594)	(12,333)
Excess tax benefit from exercise of stock options	38,029	10,698

EBITDA	538,075	478,840
Adjustments:
Acquisition-related expenses(3)	6,128	15,352
Non-cash stock compensation expense(2)	13,594	12,333

EBITDA As Defined	$557,797	$506,525

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.

TRANSDIGM GROUP INCORPORATED	Table 5

SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA

(Amounts in thousands)

(Unaudited)

	March 28, 2015	September 30, 2014
Cash and cash equivalents	$392,519	$819,548
Trade accounts receivable - net	419,636	351,307
Inventories - net	553,057	459,074
Current portion of long-term debt	39,295	39,295
Short-term borrowings-trade receivable securitization facility	200,000	200,000
Accounts payable	120,656	115,741
Accrued current liabilities	253,565	230,871
Long-term debt	7,299,262	7,233,836
Total stockholders’ deficit	(1,326,208)	(1,556,099)